Exhibit 99.1

                                                                FINAL TRANSCRIPT
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ISG - Q4 2004 INTERNATIONAL STEEL GROUP INC Earnings Conference Calll
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Conference Call Transcript

ISG - Q4 2004 INTERNATIONAL STEEL GROUP INC Earnings Conference Call

Event Date/Time: Feb. 10. 2005 / 9:30AM ET
Event Duration: N/A


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CORPORATE PARTICIPANTS

ROD MOTT
International Steel Group - President and CEO

LEN ANTHONY
International Steel Group - CFO

CONFERENCE CALL PARTICIPANTS

CHARLES BRADFORD
Bradford Research - Analyst

PETER MARCUS
World Steel Dynamics - Analyst

ROBERT LAGAIPA
CIBC World Markets - Analyst

MICHAEL GAMBARDELLA
JP Morgan - Analyst

JOHN HILL
Smith Barney - Analyst

MICHAEL LUKAC
Appaloosa Management - Analyst

TONY RIZZUTO
Bear Stearns - Analyst

PRESENTATION

OPERATOR

Welcome to the International Steel Group's 4th Quarter 2004 Earnings Conference Call. My name is Liz and I will be your coordinator for today. At this time, all participants are on a listen only mode. We will be facilitating a question and answer session toward the end of the conference. [OPERATOR INSTRUCTIONS]

As a reminder, this conference is being recorded for replay purposes. This conference call contains forward-looking statements. Statements made during this conference call that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on ISG management's current expectations and they involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. In addition, this conference call contains time-sensitive information that reflects management's best analysis only as of the date of the live call. ISG does not undertake any on-going obligations other than that imposed by law to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after this conference.

Factors that may cause actual results and performance to differ materially from those in the forward-looking statements are listed at the end of ISG's news release this morning and in ISG's filings with the SEC. Further information concerning issues that could materially affect the financial performance related to forward-looking statements can be found in ISG's periodic filings with the SEC. Mittal Steel filed an amended registration statement with the SEC relating to it's contemplated merger with ISG. You are urged to read this filing as it contains important information about the transactions. ISG's news release of today has instructions for obtaining copies of it as well as its prior SEC filings and other information.

This call is open to the public and is being webcast simultaneously at www.intlsteel.com and will be archived for replay. A copy of the news release ISG issued this morning is also available on its website. After ISG comments today, I will instruct you on the procedures for asking your questions. Now here is Rodney Mott President and CEO.

ROD MOTT  - INTERNATIONAL STEEL GROUP - PRESIDENT AND CEO

Thank you and thank you all for joining us today and welcome to the International Steel Group's conference call for the 4th Quarter. With me today are Len Anthony, ISG's CFO, Lonnie Arnett ISG's Chief Accounting Officer, and Blaise Derrico our Manager of Investor Relations. I would also like to acknowledge Wilbur Ross, our Chairman. Although he will not be available for comments, he has joined us on the call today.

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

On today's call, I'll comment on a few of the highlights from the past year. I'll also provide some views regarding our current market conditions and the status of our merger with Mittal Steel. Len will then discuss our 4th Quarter results and outlook for the 1st Quarter. We will then open the line for questions.

We are pleased to report record 4th Quarter and year 2004 net income of $606 million and $1 billion, respectively. These results include an unusual income tax benefit of about $390 million which Len will explain later in our presentation. Excluding this unusual tax benefit, net income for the year was $638 million, which is $6.20 per diluted share.

2004 was a great year for ISG. We could not have achieved so much in our short existence without the loyalty of our customers and the hard work and dedication of our employees. They have helped ISG grow to be one of the largest steel companies in North America. Since our inception in 2002, we have grown from a mere start up, acquiring assets of bankrupt companies, to this past year having achieved the following results. - Total shipments for the year of 15.5 million tons; net sales of over $9 billion; operating income of over $800 million; and a balance sheet that reflects investment-grade credit characteristics.

Some of the other highlights from 2004 are - First, the successful completion of contract negotiations with our major customers. For 2005, our contract business will represent about 70% of our total sales. We also had the ramping up of the Cleveland West operations and announced the addition of an automotive quality hot-dipped galvanizing line at Cleveland to support our automotive growth strategy. Work on this 500,000 ton per year line is underway, and production is expected to begin in the 4th Quarter of this year.

We also were successful in the purchase of Weirton Steel, and we have ramped up its facilities bringing us added strength to the tin and the galvanized construction markets.

Our purchase of Georgetown Steel, a South Carolina wire rod producer, which is now operating at 70% of its capability, is shipping a quality product to its growing customer base.

We also recently announced our plans to restart our 110-inch plate mill at Burns Harbor. This mill, which has been idle since 2000, is one of the most modern in North America. It is expected to begin production early in the second Quarter of this year.

We were also successful in our purchase of a Hot Briquetted Iron, or HBI facility, on the island of Trinidad in the Caribbean, which has also started production in November. This plant has quickly ramped up and is currently operating at over 50% of capacity, and it is shipping its material to our Georgetown mill in South Carolina.

Another highlight for the year is that we issued $600 million in senior notes with investment-grade terms and repaid higher-cost borrowings.

And finally and probably most significant of the highlights for the year, is that we entered into a merger agreement with Mittal Steel, under which we would form the largest steel company in the world.

As to current business conditions, we believe underlying demand remains fairly strong in most market segments. Our order entry has picked up somewhat from the seasonally slow 4th Quarter.

As to pricing, contract prices have increased significantly, while domestic spot prices have backed off a bit from their 3rd Quarter highs. At the same time, spot prices have increased in major markets around the world. As a result, the spread between domestic prices and world export prices has narrowed. This coupled with a relatively weak dollar and a high ocean freight rates, the growing world demand for steel, and a reduced level of steel imports, should keep domestic steel prices at a relatively high level for the foreseeable future.

Now before I turn the meeting over to Len, I would like to update you a little bit on the status of our proposed merger with Mittal Steel. Our customers, employees, shareholders, union leadership, and management are all excited about ISG becoming a part of the world's largest and most global steel company. Once the merger is completed, we will utilize ISG's operating philosophy, which emphasizes performance and productivity through broadened responsibilities and accountability at every level for the combined U.S. operations.

We intend to continue working closely with the United Steel Workers of America. Our innovative, mutually beneficial labor agreement is designed to maintain our competitiveness and provide our represented employees with a fair, flexible, and incentive-driven compensation package. Our strong partnership with labor has been an integral part of our success and we expect that to continue.

Lou Schorsch of Inland and I are working very closely together as we proceed on the integration of the two companies. We have already formed several committees in key functional areas to begin exploring the opportunities we have to achieve synergies from this transaction. These include committees on human resources, information technology, labor relations, research and development, maintenance services, and operations integration, among others. We all share a common commitment to create a U.S.-based steel business that is truly the best of the best and the employer of choice for our industry. We are eager to identify the best practices over the combined company and to expand those practices as quickly as possible to all operations.

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We all have much to learn about each other's companies, facilities, capabilities, cultures, and issues, but until this transaction is completed, we are continuing to act as independent companies competing in the marketplace and not discussing sales or marketing issues.

As most of you know, we have already cleared several important milestones including - Early termination of the waiting period under the Hart-Scott-Rodino Act and the filing of the preliminary registration statements on the Form F-4 in mid-December. We received comments from the SEC a few weeks ago. This past week, we filed our responses in an amended registration statement. If the SEC review goes as expected, we believe the transaction will close by the end of March 2005.

As you may know, we set a record date of tomorrow, February 11th, for determining the shareholders entitled to vote at the special meeting to consider the proposed merger. The date and location of that meeting will be announced at a later date, and with that, I will turn it over to Len Anthony to give us a report on our 4th Quarter results.

LEN ANTHONY  - INTERNATIONAL STEEL GROUP - CFO

Thank you, Rod. Today, I will comment on 2 things: First, our 4th Quarter results and secondly, our outlook for the 1st Quarter of 2005.

As Rod mentioned, we reported 4th Quarter net income of $606 million including an unusual non-cash income tax benefit of $390 million. Because that is a non-cash item, I want to first talk about our results excluding the unusual item. I will then come back to the subject of taxes later in my remarks.

Excluding the unusual tax benefit, our 4th Quarter net income was $216 million, or $2.10 per diluted common share, which is slightly higher than First Call's consensus estimate of $2.04. Our operating income for the 4th Quarter was $259 million, or $68 per ton shipped. This compares to about $340 million or $84 per ton shipped for the 3rd Quarter of 2004. Our results declined primarily due to higher costs and lower shipments, partially offset by higher sales per ton shipped.

Our shipments declined about 200,000 tons to 3.8 million tons, while our average sales per ton shipped increased about 3% to about $670. Our cost per ton shipped in the 4th Quarter increased compared to the 3rd Quarter, primarily due to first, planned maintenance outages involving a blast furnace, caster and hot mill at our Burns Harbor facility, which resulted in higher maintenance spending and unabsorbed fixed costs being expensed totaling about $25 million. I am glad that work is behind us, and the Burns Harbor facilities are now running at full capability.

The second cost impact was higher costs for natural gas, which is about $35 million, alloys, and scrap, partially offset by lower prices for purchase coke.

As to our cash flow and liquidity, our cash provided by operating activities for 2004 totaled about $695 million, which was about $400 million more than 2003. This improvement is primarily due to stronger steel demand, higher steel prices, and growth in our business from recent acquisitions. Our liquidity totaled about $850 million at the end of the year, consisting of about $610 million cash and $240 million in available borrowings under our bank credit arrangements.

Turning now to our key assumptions for the 1st Quarter, we believe our results will improve compared to the 4th Quarter. Our shipments should increase to about 4 million tons, and our average sales per ton shipped is expected to increase modestly as higher contract prices are partially offset by lower spot prices. Costs per ton shipped should be about the same as the 4th Quarter. This is because we do not have any major equipment outages planned, and we expect some reduction in the cost of natural gas and scrap, but we expect higher prices for iron ore and coal. Based on those assumptions and excluding any merger-related expenses, we expect our earnings before taxes for the 1st Quarter of 2005 to be better than the 4th Quarter of 2004.

Now, I will take a few minutes to explain and provide some additional detail on the change we made in the accounting for our deferred tax asset and its implications for our 4th Quarter and future results.

In summary, the unusual tax benefit of $390 million results from a reduction in the valuation allowance applied to our deferred tax asset. We were required to make that change because of our improving profitability and our confidence in the future performance of ISG. It reflects our ability to recognize as an asset a portion of the deferred tax benefits acquired with Bethlehem Steel in 2003.

The acquisition of Bethlehem in May of 2003 was structured as a tax-free reorganization. As a result, the historical tax attributes of Bethlehem, including its significant net operating loss carry forwards and its depreciable basis in property, with certain limitations, were carried forward to ISG's consolidated Federal Income Tax return. We estimated that the net deferred tax asset acquired from Bethlehem was about $1 billion. GAAP allowed differed taxes to be recorded as assets only if sufficient evidence exists to enable management to conclude that it is more likely than not, that the tax benefits will be realized. Because ISG had incurred a cumulative tax loss from it's inception to December 31, 2003. The estimated $1 billion of potential differed tax asset was fully off-set by a valuation allowance at 12/31/03.

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But given the results for 2004, our outlook for continued profits, the strong global steel market, and available tax planning strategies, we now believe it is more likely than not that we will be able to realize a significant portion of our deferred tax benefits. We determined that the appropriate portion for us to recognize at this point in time was about $390 million. That does not reflect any specific forecasts about future results but it considers a wide-range of steel market conditions. It is an amount that we can realize based on generating very modest annual pre-tax earnings of only $12 - $14 per ton shipped over the next 5 years. As a result, we're highly confident that the $390 million will be realized.

We will continue to have an unrecognized deferred tax asset of about $417 million, and we will be periodically re-assessing the appropriateness of our valuation allowance. This accounting treatment will not be affected by the Mittal Steel transaction, nor will it affect our cash tax rate. However, our book tax rate for 2005 will be a more typical 38-39%.

ISG's tax situation will be the subject of significant disclosure in our 10K, which we expect to file no later than mid-March. With that, I'll now turn the call back to Rod for some closing comments and to moderate our Q&A Session.

ROD MOTT  - INTERNATIONAL STEEL GROUP - PRESIDENT AND CEO

 Thank you Len. In summary, we have had a very good year in terms of operating and financial performance. We believe this year will also be a good one for the steel industry. I again congratulate our employees who have been so diligent and focused on making ISG successful and extend our sincere thanks to our customers who have demonstrated their faith in our abilities, our products and our service.

As to the merger, we're very excited about potentially becoming a part of the most global steel company in the world. We believe consolidation of the industry is an important step towards creating value and attracting increased investor interest in our industry.

At this point, it's time to move to questions. Operator can we begin the Q&A Session?

Q AND A

OPERATOR

[OPERATOR INSTRUCTIONS] And your first question comes from the line of Charles Bradford from Bradford Research. Please go ahead Sir.

CHARLES BRADFORD - BRADFORD RESEARCH - ANALYST

I'd just like to clarify the comment that Leonard made about the first Quarter. I thought he was -- at least in the press release referring to operating income being higher in the first Quarter than the fourth. Did his comment refer to earnings per share?

LEN ANTHONY - INTERNATIONAL STEEL GROUP - CFO

Operating income, Charles.

CHARLES BRADFORD - BRADFORD RESEARCH - ANALYST

Because of the big tax increase.

LEN ANTHONY - INTERNATIONAL STEEL GROUP - CFO

That's right. We didn't give any per-share guidance for our 1st Quarter.

OPERATOR

And your next question comes from the line of Peter Marcus from World Steel Dynamics. Please go ahead Sir.

PETER MARCUS - WORLD STEEL DYNAMICS - ANALYST

We know that the international iron ore price may go up by 40% or so. I'm wondering if you can comment about how much the price might go up in your case in terms what you're buying from Cleveland Cliffs. Let's say that assuming that hot band in the spot market stays about $600 per ton and if by chance it were to drop to $500 per ton - how much less might you be paying for your purchased ore?

ROD MOTT - INTERNATIONAL STEEL GROUP - PRESIDENT AND CEO

Thanks Peter. As you know the contract we have with Cliffs adjusts the ore price based upon the selling price of hot-rolled out of the two facilities that they supply, which is the Cleveland Works and Indiana Harbor Works. We have adjusted that formula to where we take some of the risk on the downside away from Cliffs and we actually get some increased benefit when hot-rolled prices are increasing. But we anticipate through 2005 our ore prices will be coming down under the Cliffs contract because hot band prices are easing off a bit. As a result, the ore prices will come down too. And again, that contract so we can't really tell you the magnitude of the change on that.

OPERATOR

And your next question comes from the line of Robert LaGaipa, of CIBC World Markets. Please go ahead Sir.

ROBERT LAGAIPA - CIBC WORLD MARKETS - ANALYST

A couple questions, one just in terms of the shipment levels that you're expecting for the 1st Quarter. If we think back to 3rd, 4th Quarter the shipment levels have averaged roughly about 4 million tons. You've had the ramp up of Cleveland West over the last several months. You've also had the Georgetown acquisition as you mentioned. Can you just comment on where you are going to see shipment levels - and of course the blast furnace outages in the 4th Quarter as well. Can you just comment on where you're seeing shipments levels come back a little bit versus expansion and just expand on the end-market comments, which end-markets you're seeing some acceleration and in order activity versus deceleration?

ROD MOTT - INTERNATIONAL STEEL GROUP - PRESIDENT AND CEO

Our comments on shipments for the 1st Quarter, a target of about 4 million tons, again reflect the seasonality of the business. Traditionally, 1st Quarter is pretty rough business wise related to the weather, some inventory corrections and so really to us trying to come across almost flat on shipments is really showing our intent to be growing the business throughout the year. We are holding back some capacity -at Weirton, we are only running one blast furnace. We had brought up a second blast furnace for a short period of time, didn't see where the market could sustain it and took it down again. We are also, as Len mentioned, having outages - upgrading our facilities to be ready for a stronger market, which traditionally is the 2nd and 3rd quarters -- where again we'll see an increase in our business.

As to market segments, our OEM business is still quite strong. There's been talk out there about automotive business slowing down. But we're not seeing that through our facilities. Again, we have made a great effort to try to align with the right companies on the right platforms so that we could sustain our business through the cycles.

Other businesses -- pipe and tube is starting to pick up. It's much stronger than it had been previously. The only part that's down is the service center buys. And again, I think that's hitting the whole industry. We have an aggressive plan for the year. We do expect to continue to ramp up at Weirton and Georgetown as well as our plate operations. So, I would anticipate using more of our total capacity as the year goes forward.

ROBERT LAGAIPA - CIBC WORLD MARKETS - ANALYST

Would you say just in terms of your auto business - you had mentioned the expectation after auto slowing a little bit - would you say that's just specific to you or are you gaining penetration?

ROD MOTT - INTERNATIONAL STEEL GROUP - PRESIDENT AND CEO

That's hard for us to determine. And, it's confidential. We work with them. It's hard to say exactly where we are getting the business from. But we have increased our total volume with most of our major automotive accounts. And, it seems to be holding up through this 1st Quarter.

ROBERT LAGAIPA - CIBC WORLD MARKETS - ANALYST

Just in terms of the contract business you mentioned the contract negotiations being completed. Can you give us some sense of the year-over-year change there? I mean, is it 20% -- we've heard numbers as high as 30%. Can you maybe comment on that or provide maybe a little bit of color there?

ROD MOTT - INTERNATIONAL STEEL GROUP - PRESIDENT AND CEO

Yes, there's a lot of different of types of contracts and different market segments, so you would anticipate different levels of increases. We run contract business not just with automotive but other major OEM's and, of course, with the tin business. But I think the range of numbers you've mentioned -- the 20-30% -- is acceptable. But, it's different for each market segment.

OPERATOR

And your next question comes from the line of Michael Gambardella of JP Morgan. Please go ahead Sir.

MICHAEL GAMBARDELLA  - JP MORGAN - ANALYST

I have a question more on the strategic issues with the merger. I can see a lot of benefit both on the operating and the marketing side of the merger between your company, ISG and Ispat Inland or the US operations. What benefits do you see of the combined US operations, now ISG and Ispat Inland, with the rest of Mittal Steel?

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

ROD MOTT - INTERNATIONAL STEEL GROUP - PRESIDENT AND CEO

As we're looking forward to the merger we go through a lot of brainstorming about where the benefits are going to be and really our focus currently is in keeping the companies operating very separate and very independently. We are starting to look at the power and synergies that potentially can result from this merger. Certainly the fact that Mittal is a global company and can bring to us availability of raw materials from around the world, gives us a little bit more security regarding our operations. Last year, we got a little bit tight on raw materials and ended up paying some premiums. With this combination we would minimize that risk. Also, because the organization is global it's more familiar with some other sources of materials, equipment and supplies. We're looking forward to the global buying power that we're going to have, and certainly, some of our customers are also looking forward to having a supplier of steel that has access around the world and maybe even open some doors for them in some of the countries that they would like to go to. Certainly, the main strength we see here within ISG is going to be the synergies we will find by working Inland operations into our Indiana Harbor and Burns Harbor operations. So, I think there's a lot of strength to the merger. We aren't going to try to quantify that at this time.

MICHAEL GAMBARDELLA - JP MORGAN - ANALYST

I can see tremendous savings and synergies domestically in the US between the operations, especially since their located very close. But, in terms of global purchasing, I would think that the global suppliers of raw materials still retain a tremendous amount of pricing power even against the largest steel company in the world and, you know, how many steel consumers really want to be serviced globally? Don't they want to just be serviced regionally because of the just-in-time nature of the business?

ROD MOTT - INTERNATIONAL STEEL GROUP - PRESIDENT AND CEO

Certainly the major accounts are looking for the highest quality, best service as well as product development that comes on a regional basis. Again, I think you're question concerning the value on a global basis might best be directed to Mittal Steel, and I believe their conference call's a little later this morning.

OPERATOR

[OPERATOR INSRUCTIONS] and your next question comes from the line of John Hill from Smith Barney. Please go ahead.

JOHN HILL - SMITH BARNEY - ANALYST

I was just wondering if you could comment about expected prices. You'd indicated a modest increase going ahead. Could you segment that a little bit for us in terms of developments in the spot market verses mix shifts versus contracts?

ROD MOTT - INTERNATIONAL STEEL GROUP - PRESIDENT AND CEO

Generally speaking, our mix is not shifting much at all. We're seeing is a fairly stable mix. As to prices, we're seeing higher contract prices being partially offset by declining spot prices at this point in time.

JOHN HILL - SMITH BARNEY - ANALYST

Wouldn't you expect auto shipments to be up in Q1 relative to Q4?

ROD MOTT - INTERNATIONAL STEEL GROUP - PRESIDENT AND CEO

Yes.

JOHN HILL - SMITH BARNEY - ANALYST

So therefore, is there a mix shift component in this pricing dynamic we're talking about?

ROD MOTT

On a percentage basis, the answer is no. In terms of tons, yes, there may be some more auto in the 1st Quarter.

JOHN HILL - SMITH BARNEY - ANALYST

And then in terms of the pace of contract roll-off, have some of these higher contract benefits already been realized in Q4 or are we likely to see it step functioning in Q1 or at any other period during the year?

ROD MOTT

Well, because we're a little bit behind in shipments in the 4th Quarter, we are expecting to see some more price impact as we roll into the 1st Quarter.

JOHN HILL  - SMITH BARNEY - ANALYST

Right, and last, would you just clarify the point on the $35 million impact for gas, alloys and scrap, whether that was $35 for gas or for gas plus alloys plus scrap?

ROD MOSS

$35 million was for gas, alloys was about $ 20 million, scrap was about $25 million.

JOHN HILL - SMITH BARNEY - ANALYST

And is that relative to Q3?

ROD MOTT

Correct.

OPERATOR

And your next question comes from the line of Michael Lukac of Appaloosa Management. Please go ahead sir.

MICHAEL LUKAC - APPALOOSA MANAGEMENT - ANALYST

Can you guys explain your view on what happens in terms of imports and the kind of three-month lag? In other words, it seems like steel hit shores in September, October, November that was ordered 3 months prior. Is that what we're seeing now? That steel ordered now and then we'll have another lag going forward? Is that your deal?

ROD MOTT

I guess if you would try to do an analysis, looking at 3rd Quarter and looking where service center inventories are currently, you'd realize that there was that little bit of a frenzy in the 3rd Quarter's from overbuying as prices were moving much faster domestically then they were in the international market. People did place orders for some imports that they really didn't have a need for. Again, just more fear of a tightness in the marketplace. I think as an industry, we've got to get better at looking at the spread between domestic prices and international prices. We need to be a little bit more aware of that spread as we move prices so we don't create these abnormal conditions to where people are motivated to go out there and buy imported steel and speculate on inventories. I think this correction will blow through. I think now the domestic and international prices are more in-line. Hopefully, this correction, once it's done, serves as a lesson for the industry.

MICHAEL LUKAC - APPALOOSA MANAGEMENT - ANALYST

Am I right to believe that now with foreign prices, you know, imports being more expensive than domestic and since it takes three months ahead to order, has the next, you know, starting maybe February, March, April, or maybe even March, April, May, that actually you'll have stronger pricing in the US because of that because nobody will be buying imports obviously because it's more expensive?

ROD MOTT

It's always hard to go back and draw a real pure analysis point-to-point on what's happening in marketplaces. I do believe it will find its point where there will only be a small spread between domestic and international, and that the demand equation will find the balance leading to some moderation over time.

OPERATOR

Your next call comes from the line of Tony Rizzuto from Bear Stearns. Please go ahead sir.

TONY RIZZUTO - BEAR STEARNS - ANALYST

I thought I heard a comment, I think from you Rod, I thought the contracts paying up 20% to 30% and we know what the spot market has done, and then when Len said that you're 1st Quarter pricing would be up modestly, without really a whole lot of mix change, I'm having a hard time figuring out the math. I would have thought it would be up a little bit more. Could you just go over that a little bit more so I can understand it better?

ROD MOTT

Well first off, there are some pieces of the marketplace that I don't think people recognize. Certainly, the spot market has eased off a little bit. But, in addition to the spot market, there is the secondary market and the secondary market is coming down. It affects all steel producers to some degree. I think you've seen prices fall off much faster in this market and it's probably a piece of the marketplace that we don't focus on much during these calls. So, I think we're running at about 8% to 10% secondary as a percent of total shipments. Prices in the secondary market have come off very substantially.

TONY RIZZUTO - BEAR STEARNS - ANALYST

How much has the typical spot price contracted? We've seen it maybe coming down from $740 per ton to the $630 per ton level. Would that have been in the secondary market?

ROD MOTT

Well last year was an unusual one for secondary. In the 3rd Quarter, secondary was selling for as much as prime material. Typically, secondary is about $100 per ton below prime. It's now back down to about $100 below prime which is a very substantial change.

TONY RIZZUTO - BEAR STEARNS - ANALYST

Okay, so it's returned to a more normal level as you guys look at your 1st Quarter.

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

ROD MOTT

Yes, and that's very much affected Q1 versus Q4.

OPERATOR

Your next question comes from the line of Mr. Eugene Thomas from Prudential. Please go ahead. Mr. Thomas, your line is open, please proceed with your question.

ROD MOTT

Let's move on Operator.

OPERATOR

Your next question is form the line of Anna Cronis from HNC. Please go ahead.

OPERATOR

No, there are no more questions at this time sir.

ROD MOTT

Okay, I'd like to conclude. Again, we appreciate your interest in ISG. We'd also like to suggest that you listen to Mittal Steel's conference call later this morning. I think that could be very insightful for all of you. Again, thank you for your time.

OPERATOR

 Ladies and gentlemen, this concludes your conference call for today. We thank you for your participation. You may now disconnect. Good day.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Mittal Steel filed with the Securities and Exchange Commission an amended registration statement on Form F-4 with the SEC on February 3, 2005, which includes a preliminary proxy statement of ISG and a preliminary prospectus of Mittal Steel and other relevant documents in connection with the proposed merger involving Mittal Steel and ISG. Investors and security holders of Mittal Steel and ISG are urged to read the definitive proxy statement/prospectus, the documents incorporated by reference therein, and other relevant materials when they become available because they will contain important information about Mittal Steel and ISG and the proposed merger. Investors and security holders may obtain a free copy of these materials (when they are available) and other documents filed with the Securities and Exchange Commission at the SEC's website at www.sec.gov.

Mittal Steel and ISG and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the ISG stockholders with respect to the proposed merger. Information regarding the interests of these officers and directors in the proposed merger is included in the preliminary proxy statement/prospectus contained in the above-referenced amended registration statement. You may obtain documents filed with the SEC by Mittal Steel free of charge if you request them in writing from Mittal Steel Company N.V., 15th Floor, Hofplein 20, 3032 AC Rotterdam, The Netherlands, or by telephone at +31 10 217 8800. You may also obtain documents filed with the SEC by ISG free of charge if you request them in writing from Investor Relations, International Steel Group Inc., 4020 Kinross Lakes, Parkway, Richfield, Ohio 44286-9000, or by telephone at (330) 659-7430.

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